UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 2, 2011
Dell Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-17017	74-2487834
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
One Dell Way, Round Rock, Texas 78682
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (800) 289-3355
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On March 2, 2011, Judy C. Lewent, a member of the Board of Directors of Dell Inc. (the “Board”), chair of the Finance Committee and a member of the Audit Committee, informed the Chairman and Chief Executive Officer that she will not stand for nomination for re-election at Dell’s Annual Meeting of Stockholders.
Ms. Lewent will continue to serve as a director of Dell until Dell’s 2011 Annual Meeting of Stockholders.
(e) On March 3, 2011, the Board approved a grant under the Dell Inc. Amended and Restated 2002 Long-Term Incentive Plan to Michael S. Dell, Chairman and Chief Executive Officer, of 452,899 nonqualified stock options. On March 8, 2011, the Board approved a grant under the same plan to Michael S. Dell of an amount of performance-based restricted stock units equal in value to $7,500,000 with the number of units to be determined based on the final closing price of Dell’s common stock on March 8, 2011 as reported on the NASDAQ Stock Market. The option grant vests ratably over three years, beginning on the first anniversary of the grant date. The restricted stock unit grant will vest in full on the third anniversary of the grant date if the specified performance goals are attained. The stock options have a ten-year term and an exercise price of $15.73, which was the final closing price of Dell’s common stock on March 3, 2011 as reported on the NASDAQ Stock Market. Although the Board has not approved long-term incentives for Mr. Dell since Fiscal Year 2005, the Board believes it is important to offer Mr. Dell a compensation package that provides market competitive base salary, short-term and long-term incentives. On March 3, 2011, to reward Mr. Dell for his Fiscal Year 2011 performance, the Board approved discretionary bonus payouts to Mr. Dell of $3,385,000 comprised of a bonus payout of $2,635,000 in cash under the Dell Inc. Executive Incentive Bonus Plan and an additional bonus payment to Mr. Dell of $750,000 in cash. Information about the Dell Inc. Amended and Restated 2002 Long-Term Incentive Plan and the Dell Inc. Executive Incentive Bonus Plan is contained in Dell’s proxy statement for its 2010 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on May 27, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELL INC.
Date: March 8, 2011	By:	/s/ Janet B. Wright
Janet B. Wright,
Vice President and Assistant Secretary (Duly Authorized Officer)